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                               TCBY ENTERPRISES, INC.
                  _______________________________________________
                  (Name of Registrant as Specified in Its Charter)


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          LITTLE   ROCK,   Ark.--(BUSINESS   WIRE)--Feb.   10,   2000--TCBY
          ENTERPRISES, INC. (NYSE: TBY - news) today announced that, with the approval of its Board of Directors, it had entered into a definitive agreement with Capricorn Investors III, L.P. in which all shares of common stock of TCBY will be acquired for $6.00 per share, representing a premium of 68 percent over Wednesday's closing price. The transaction is valued at approximately $140 million.

          An affiliate of Capricorn Investors III, L.P. is the principal shareholder of Mrs. Fields' Holdings, Inc. which controls other food concepts such as Mrs. Fields, Pretzel Time, Great American Cookie Company and Pretzel Maker. The acquisition will provide the opportunity for these brands to be combined with the TCBY brand in selected existing locations and in future new locations.

          TCBY was founded in 1981 by Frank D. Hickingbotham. The Company has grown since its beginning to include approximately 3,000 locations throughout the United States and the world. The Company has master franchisees in 68 countries. TCBY has total brand awareness of over 90% and is found in most major airports in the United States. In recent years the Company has added new locations by cobranding with quick service restaurants and petroleum locations. Now this expansion can continue while offering TCBY franchisees the many other brands controlled by Capricorn.

          Frank D. Hickingbotham, Chairman and Chief Executive Officer of TCBY, said, ``TCBY has been a very important part of our family since we founded the Company in 1981. It has been difficult to consider a sale of TCBY. However, after being approached regarding the acquisition of TCBY we evaluated the many benefits that could potentially be provided to our franchisees and shareholders. These benefits were such that we, along with the Board of Directors, have concluded that this transaction is in the best interest of our company.''

          Larry Hodges, President and Chief Executive Officer of Mrs. Fields said, ``We are very excited about the opportunity to work with TCBY franchisees to develop their activities and our own in tandem. The Hickingbotham family and the many associates and franchisees of TCBY have created a brand that is highly recognized and is one that we believe will work in harmony with our brands. We are eager to work with the TCBY franchisees to help to expand their volumes through the potential addition of our other brands in their stores.''

          The transaction is subject to approval under the Hart-Scott-Rodino Act and by the stockholders of TCBY Enterprises, Inc. The closing of the transaction is anticipated to occur in the second quarter.

          TCBY's stockholders should carefully review the proxy statement with respect to the transaction, when it is filed with the Securities and Exchange Commission and becomes publicly available, before making any decisions concerning the proposed transaction. When publicly available, the proxy statement may be obtained for free at the web site maintained by the SEC at http://www.sec.gov.

          Stephens Inc. served as financial advisor to TCBY and Jefferies & Company, Inc. served as financial advisor to Capricorn.

          ______________
          Contact:

               TCBY Enterprises Inc., Little Rock
               Stacy Duckett, 501/688-8229